Exhibit 16.1

UHY LLP 201 OId Country Rd. Suite 205 Melville, NY 11747 (631) 712-6860 uhy-us.com

August 7, 2025

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re: Captivision, Inc.

Commission File Number: 001-41869

Commissioners:

We have read the statements made by Captivision, Inc. (the “Company”) under the caption “Resignation of Independent Registered Public Accounting Firm” of the current report on Form 6-K dated August 7, 2025 and are in agreement with the statements relating only to UHY LLP contained therein. We have no basis to agree or disagree with other statements contained therein.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 6-K.

Sincerely,

/s/ UHY LLP

An independent member of UHY International